                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

[_]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6
     (e)(2))

                              WEBVAN GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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


                                    [LOGO]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE    2001

                               ----------------
To the stockholders:

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Webvan Group, Inc., a Delaware corporation (the "Company" or "Webvan"), will be held
on       , June    2001 at 10:00 a.m., local time, at the Crowne Plaza Hotel,
1221 Chess Drive, Foster City, California 94404 (the "Annual Meeting"), for the following purposes:

     1. To elect two (2) Class II directors to serve for the ensuing three
  (3) years and until their successors are duly elected and qualified.

     2. To approve an amendment to the Restated Certificate of Incorporation to effect a one-for-twenty-five reverse split of the outstanding shares of Webvan's common stock.

     3. To approve an amendment to the 1997 Stock Plan to increase the number of shares that may be granted to Service Providers (for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended).

     4. To ratify the appointment of Deloitte & Touche LLP as independent auditors for Webvan for the 2001 fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing matters are more fully described in the proxy statement (the "Proxy Statement") accompanying this Notice.

   Only stockholders of record at the close of business on May   , 2001 are
entitled to vote at the Annual Meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Your stock will be voted in accordance with the instructions you have given. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

                                        FOR THE BOARD OF DIRECTORS

                                        /s/ Jeffrey D. Saper
                                        Secretary

Foster City, California
May   , 2001


 IMPORTANT: YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                               WEBVAN GROUP, INC.
                               310 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 627-3000

                               ----------------

                            PROXY STATEMENT FOR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

   The enclosed proxy is solicited on behalf of the Board of Directors of Webvan Group, Inc. (the "Board") for use at the Annual Meeting of stockholders
to be held on       , June   2001 at 10:00 a.m., local time, or at any
adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of stockholders. The Annual Meeting will be held at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404 (the "Annual Meeting").

   These proxy solicitation materials were mailed on or about May , 2001 to all stockholders of record on May , 2001 (the "Record Date").

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Voting and Solicitation

   Proxies properly executed, duly returned to Webvan and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of Webvan may propose. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

   Each stockholder is entitled to one (1) vote for each share of common stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" OR "ABSTAIN" (the "Votes Cast") are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but, except with respect to proposal two (reverse stock split), such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on proposal one (director election), proposal three (1997 Stock Plan amendment) or proposal four (ratification of accountants).

   However, because under Delaware law proposal two (reverse stock split) requires the approval of the holders of a majority of Webvan's outstanding shares, and not merely the approval of a majority of Webvan's shares represented in person or by proxy at a meeting at which a quorum is present, a broker non-vote will count as a vote against this proposal.

   Webvan has retained     at a cost of approximately $    to solicit proxies.
The cost of soliciting proxies will be borne by Webvan. Webvan may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Webvan's directors, officers and employees, without additional compensation, personally or by telephone or telegram.

Record Date

   Stockholders of record at the close of business on May   , 2001 are entitled
to notice of the meeting and to vote at the meeting.

Deadline For Receipt of Stockholder Proposals

   Stockholders of Webvan may submit proper proposals for inclusion in Webvan's 2002 proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in Webvan's proxy materials for the annual meeting of stockholders to be held in the year 2002, stockholder proposals must be received by the Secretary of the Company no later than
  , 2002, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   In addition, Webvan's bylaws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company at least ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. Accordingly, a stockholder who intends to present a nomination or proposal at the 2002 annual meeting of stockholders without inclusion of the proposal in Webvan's proxy materials must provide written notice of the nominations or other business they wish to
propose to the Secretary no later than        , 2002. Also, unless a
stockholder complies with this advance notice provision with respect to such stockholder's proposal, proxy holders will be able to use their discretionary authority if the proposal is raised at the 2002 annual meeting of stockholders. A copy of the full text of the bylaw provision discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in Webvan's proxy materials, should be sent to Webvan Group, Inc., 310 Lakeside Drive, Foster City, California 94404,
Attention: Corporate Secretary.

   The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

Nominees

   Two (2) Class II directors are to be elected at the Annual Meeting of stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Webvan's two (2) nominees named below, both of whom are presently directors of Webvan. If any nominee of Webvan is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the substitute nominee designated by the present Board to fill the vacancy. It is not expected that either nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at this meeting will continue until the Annual Meeting of stockholders held in 2004 or until the director's successor has been duly elected and qualified.

Vote Required; Recommendation of Board

   The two (2) candidates receiving the highest number of "FOR" votes shall be elected to Webvan's Board. An abstention will have the same effect as a vote withheld for the election of directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW:

     Name of Nominee       Age               Principal Occupation
     ---------------       ---               --------------------
David M. Beirne...........  37 Managing Member, Benchmark Capital
Ronald D. Fisher..........  53 Chief Executive Officer, SOFTBANK Global Ventures

   Set forth below are each nominee's principal occupation during the past five
(5) years. There are no family relationships among any directors or executive officers of Webvan.

   David M. Beirne has served as a member of Webvan's Board since October 1997. Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark Capital, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Scient Corporation, Kana Communications, Inc., 1-800-FLOWERS.COM, Inc., and PlanetRx.com, Inc. Mr. Beirne received a B.S. in Management from Bryant College.

   Ronald D. Fisher has served as a member of Webvan's Board since April 2001. Mr. Fisher currently serves as the Chief Executive Officer of SOFTBANK Global Ventures, a venture capital firm, and from October 1995 until 2001, he was Vice Chairman of SOFTBANK Holdings, Inc. From January 1990 to February 1996, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies, Ltd., a developer and marketer of system software products for personal computers. Mr. Fisher is a director of E*Trade Group, Inc., Ziff Davis Publishing, Inc., ZDNet, Inc., and InsWeb Corp. Mr. Fisher earned a Bachelor of Commerce from the University of Witwatersand in South Africa and a M.B.A. from Columbia University.

Directors Not Standing For Election

   The members of the Board whose terms or directorships do not expire at the Annual Meeting and who therefore are not standing for election at this year's Annual Meeting are set forth below.

                             Class and Year in
          Name           Age Which Term Expires          Principal Occupation
          ----           --- ------------------          --------------------
James L. Barksdale......  58   Class I, 2003    Managing Partner, The Barksdale Group
Christos M. Cotsakos....  52   Class I, 2003    Chief Executive Officer and Chairman
                                                 of the Board, E*TRADE Group, Inc.
Robert H. Swan..........  40  Class III, 2002   Chief Executive Officer, Webvan
Mary Alice Taylor.......  51  Class III, 2002   Director, Webvan

   James L. Barksdale has served as a member of Webvan's Board since September 2000. From April 1999 to September 2000, Mr. Barksdale served as a director of HomeGrocer.com, Inc., an online grocery delivery service. Mr. Barksdale has been managing partner of The Barksdale Group, an investment and advisory group, since May 1999. Mr. Barksdale was President and Chief Executive Officer of Netscape Communications, Inc., a provider of internet utilities, products and services, from January 1995 until March 1999, when AOL-Time Warner, Inc. (formerly, America Online, Inc.) acquired Netscape. Mr. Barksdale is also a director of Fedex Corporation, myCFO.com, Inc., SubmitOrder.com, Inc., Barksdale Management Corporation, Respond.com, Inc., Sun Microsystems, Inc., and AOL-Time Warner, Inc. Mr. Barksdale holds a B.A. in business from the University of Mississippi.

   Christos M. Cotsakos has served as a member of Webvan's Board since May 1998. Mr. Cotsakos has been the Chief Executive Officer and Chairman of the Board of E*TRADE Group, Inc., an online financial services provider, since December 1998. Mr. Cotsakos joined E*TRADE Group, Inc. in March 1996 as President and Chief Executive Officer. From March 1992 to January 1996, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of ACNielsen, Inc., a market research and analysis provider.
Mr. Cotsakos serves as a director of National Processing Company, Inc., Digital Island, Inc., Critical Path, Inc., Fox Entertainment Group, Inc., PlanetRx.com, Inc. and Tickets.com, Inc. Mr. Cotsakos received a B.A. from William Paterson College, a M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

   Robert H. Swan has served as Chief Executive Officer and member of Webvan's Board since April 2001. From February 2000 to April 2001, Mr. Swan served as Chief Financial Officer of Webvan and from October 1999 to February 2000 he served as Vice President, Finance. In September 2000, Mr. Swan was named Chief Operating Officer of Webvan. From September 1985 to October 1999, Mr. Swan held a variety of positions at General Electric Company, an electrical and electronic equipment manufacturer, most recently as Vice President, Finance and Chief Financial Officer of General Electric Lighting. From January 1997 to June 1998, Mr. Swan served as Vice President, Finance of General Electric Medical Systems in Europe. From October 1994 to January 1997, Mr. Swan served as Chief Financial Officer of General Electric Transportation Systems. Mr. Swan holds a B.S. in Management from the State University of New York at Buffalo and a M.B.A. from the State University of New York at Binghamton.

   Mary Alice Taylor has served as a member of Webvan's Board since September 2000. From September 1999 to September 2000, Ms. Taylor served as Chairman and Chief Executive Officer of HomeGrocer.com, Inc., an online grocery delivery service. Prior to joining HomeGrocer.com, Inc. Ms. Taylor served as Corporate Executive Vice President of Global Operations and Technology for Citigroup, a financial services organization, from January 1997 to September 1999. From June 1980 until December

1996, Ms. Taylor held various positions with Fedex Corporation, an overnight courier service, serving most recently as Senior Vice President of Ground Operations. Ms. Taylor also serves as a director of Autodesk, Inc., Allstate Insurance Company, Sabre, Inc., Blue Nile, Inc., and Dell Computer Corporation. Ms. Taylor holds a B.A. in finance from Mississippi State University and is a Certified Public Accountant.

Compensation of Directors

   Webvan's directors do not receive cash or other compensation for services they provide as directors, or members of Board committees.

Board Meetings and Committees

   The Board held twelve meetings during 2000. With the exception of Mr. Cotsakos and Ms. Taylor, each Board member attended at least 75% or more of all Board and applicable committee meetings held during the time such member was a director of Webvan during 2000.

   The Board has two (2) standing committees: the Compensation Committee and the Audit Committee. The Board currently has no Nominating Committee or committee performing a similar function.

   Compensation Committee. The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of two non-employee directors. In 2000 the members of the committee were Messrs. Beirne and Moritz. Presently, the members of the committee are Mr. Beirne and Ms. Taylor. The Compensation Committee makes recommendations to the Board regarding Webvan's executive compensation policies and administers Webvan's stock option plans and employee stock purchase plan. The Compensation Committee held four (4) meetings in 2000.

Audit Committee Report/1/

   Composition. In 2000, the Audit Committee of the Board of Directors (the "Audit Committee") consisted of Messrs. Beirne, Moritz and Koogle. Presently, the Audit Committee consists of Ms. Taylor and Messrs. Barksdale and Cotsakos. All members of the Audit Committee meet the independence and experience requirements of the National Association of Securities Dealers.

   Number of Meetings. The Audit Committee held four (4) meetings in fiscal year 2000.

   Responsibilities. The Audit Committee oversees a comprehensive system of internal controls to ensure the integrity of the financial reports and compliance with laws, regulations, and corporate policies, and recommends resolutions for any dispute that may arise between management and its auditors. The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix A.

   Review with Management and Independent Accountants. Deloitte & Touche LLP, Webvan's independent auditors ("Deloitte & Touche"), issued their unqualified report dated January 24, 2001 (March 28, 2001 as to Notes 2 and 17) (which report includes an explanatory paragraph expressing substantial doubt about Webvan's ability to continue as a going concern) on Webvan's financial statements. Consistent with this oversight responsibility, the Audit Committee reviewed and discussed with management
--------
/1/The information above regarding the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Webvan under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

the audited financial statements for the fiscal year ended December 31, 2000. The Audit Committee discussed with Deloitte & Touche the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed Deloitte & Touche's independence with Deloitte & Touche. The Audit Committee considered whether Deloitte & Touche's provision of non-audit services is compatible with its independence.

   Based on these reviews and discussions, the Audit Committee recommended to the Board that Webvan's audited financial statements for the fiscal year ended December 31, 2000 be included in the Annual Report on Form 10-K for the fiscal year then ended.

                                          THE AUDIT COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Mary Alice Taylor
                                          James L. Barksdale
                                          Christos M. Cotsakos

Compensation Committee Interlocks and Insider Participation

   In 2000, the Compensation Committee consisted of non-employee directors Messrs. Beirne, Moritz and Koogle. None of such individuals had been or is an officer or an employee of Webvan. No member of the Compensation Committee or executive officer of Webvan had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                                  PROPOSAL TWO

              PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE
            OF INCORPORATION TO EFFECT A ONE-FOR-TWENTY-FIVE REVERSE
              SPLIT OF WEBVAN'S OUTSTANDING SHARES OF COMMON STOCK

General

   The Board has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to Article IV of Webvan's Restated Certificate of Incorporation effecting a one-for-twenty-five reverse split of Webvan's outstanding shares of common stock.

   The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix B (the "Certificate of Amendment"). The Certificate of Amendment will effect a one-for-twenty-five reverse split of the shares of Webvan's common stock issued and outstanding, but will not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by the Webvan or the par value of Webvan's common stock or preferred stock.

Purpose

   The Board approved the reverse stock split for the following reasons:

  . The Board believes a higher stock price may help generate investor interest in Webvan and help Webvan attract and retain employees and other service providers;

  . The Board believes the reverse stock split is the most effective means to avoid a delisting of Webvan's common stock from the Nasdaq National Market ("Nasdaq").

   Potential Increased Investor Interest. On May  , 2001, Webvan's common stock
closed at $   per share. In approving the reverse stock split, the Board considered that Webvan's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board believes that most investment funds are reluctant to invest in lower priced stocks.

   The Board further believes that a higher stock price would help Webvan attract and retain employees and other service providers. The Board believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of size of the company's market capitalization. If the reverse stock split successfully increases the per share price of Webvan's common stock, the Board believes this increase will enhance Webvan's ability to attract and retain employees and service providers.

   Nasdaq Listing. Webvan's common stock is quoted on Nasdaq under the symbol "WBVN." On April 16, 2001, Webvan received notice from Nasdaq that its common stock had failed to maintain Nasdaq's minimum bid price closing requirement of $1.00 and that such failure had continued beyond the ninety (90) day probationary period allowed under the Nasdaq National Marketplace Rules. The letter specified that, as a result of Webvan's failure to maintain the minimum bid price closing requirement, Webvan's common stock would be delisted at the close of business on April 24, 2001. However, we appealed the decision, and the delisting was stayed pending a hearing before the Nasdaq Qualifications Panel. This hearing is scheduled to occur on June 6, 2001. We believe that the panel may look favorably on Webvan's reverse split proposal and provide us with time to effect the split pending approval by the stockholders at the Annual Meeting. If, following the reverse stock split, the per share price of Webvan's common stock is above $1.00 for ten (10) consecutive trading days, we believe Nasdaq may withdraw the delisting action.

   The Board believes that maintaining Nasdaq listing may provide a broader market for Webvan's common stock and facilitate the use of Webvan's common stock in financing transactions. The Board approved the reverse stock split partly as a means of increasing the share price of Webvan's common stock above $1.00 per share.

   If the stockholders do not approve the reverse stock split proposal and the stock price does not otherwise increase to greater than $1.00 per share, Webvan expects the common stock to be immediately delisted from the Nasdaq.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Webvan's Common Stock; There Are Other Risks Associated with the Reverse Stock Split

   Webvan cannot predict whether the reverse stock split will increase the market price for Webvan's common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that

  . the market price per new share of Webvan common stock (the "New Shares") after the reverse stock split will rise in proportion to the reduction in the number of old shares of Webvan common stock (the "Old Shares") outstanding before the reverse stock split;

  . the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

  . the reverse stock split will result in a per share price that will increase Webvan's ability to attract and retain employees and other service providers; and

  . the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that Webvan will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

The market price of Webvan's common stock will also be based on Webvan's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Webvan's common stock declines, the percentage decline as an absolute number and as a percentage of Webvan's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of Webvan's common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split

Principal Effects of the Reverse Stock Split

   Corporate Matters. The reverse stock split would have the following effects on the number of shares of common stock outstanding:

  . each twenty-five (25) of Webvan's Old Shares owned by a stockholder would be exchanged for one (1) New Share;

  . the number of shares of Webvan's common stock issued and outstanding will be reduced from approximately four hundred eighty million (480,000,000) shares to approximately nineteen million (19,000,000) shares;

  . all outstanding options and warrants entitling the holders thereof to purchase shares of Webvan's common stock will enable such holders to purchase, upon exercise of their options or warrants, one-twenty-fifth (1/25th) of the number of shares of Webvan's common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to twenty-five times (25X) the exercise price specified before the reverse stock split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split; and

  . the number of shares reserved for issuance under Webvan's existing stock option plans and employee stock purchase plans will be reduced to one-twenty fifth (1/25th) of the number of shares currently included in such plans.

   The reverse stock split will be effected simultaneously for all Webvan's common stock and the exchange number will be the same for all of Webvan's common stock. The reverse stock split will affect all of Webvan's stockholders uniformly and will not affect any stockholder's percentage ownership interests in Webvan, except to the extent that the reverse stock split results in any of Webvan's stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Webvan will continue to be subject to the periodic reporting requirements of the Exchange Act.

   Fractional Shares. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of common stock.

   Authorized Shares; Future Financings. Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately three hundred million (300,000,000) shares to approximately seven hundred twenty million (720,000,000) shares. We will continue to have 10,000,000 authorized but unissued shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of Webvan's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Webvan's common stock. We expect that we will need to raise $25,000,000 in additional capital to fund Webvan's operations until we are cash-flow positive, which we currently expect to occur in the second half of 2002. Webvan's future capital needs will be highly dependent on Webvan's ability to control expenses as well as the market's demand for Webvan's services. Thus, any projections of future cash needs and cash flows are subject to substantial uncertainty. If Webvan's available funds and cash generated from operations are insufficient to satisfy Webvan's liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail Webvan's existing operations. In addition, from time to time we may evaluate other methods of financing to meet Webvan's capital needs on terms that are attractive to us. We are in preliminary discussions with certain existing investors regarding a possible debt or equity financing of approximately $25,000,000. If the reverse stock proposal is not approved by the stockholders at the Annual Meeting, Webvan's ability to raise additional capital could be adversely affected.

   Accounting Matters. The reverse stock split will not affect the par value of Webvan's common stock. As a result, on the effective date of the reverse stock split, the stated capital on Webvan's balance sheet attributable to Webvan's common stock will be reduced to one-twenty fifth (1/25) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Webvan's common stock will be increased because there will be fewer shares of Webvan's common stock outstanding.

   Potential Anti-Takeover Effect. Although the increase proportion of unissued authorized shares to issues shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Webvan's Board or contemplating a tender offer or other transaction for the combination of Webvan with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Webvan's shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to Webvan's Board and stockholders. Other than the reverse stock split proposal, Webvan's Board does not currently contemplate recommending the adoption of any other amendments to Webvan's Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Webvan.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

   If Webvan's stockholders approve the reverse stock split, Webvan will file an amendment to Webvan's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of filing the amendment, which we refer to as the "effective date." Beginning on the effective date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

   Even if the stockholders approve the reverse stock split, Webvan reserves the right to not effect the reverse stock split if in the Board's opinion it would not be in the best interests of Webvan and its stockholders to effect the reverse stock split.

No Dissenter's Rights

   Under the Delaware General Corporation Law, Webvan's stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and Webvan will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

   The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

   Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

   Webvan's view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with their own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board

   The affirmative vote of the holders of a majority of all outstanding shares of Webvan's common stock entitled to vote on this proposal will be required for approval of the amendment.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-TWENTY-FIVE REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF WEBVAN'S COMMON STOCK ISSUED AND OUTSTANDING.

                                 PROPOSAL THREE

 APPROVAL OF AMENDMENT TO 1997 STOCK PLAN TO INCREASE THE NUMBER OF SHARES THAT
              MAY BE GRANTED TO SERVICE PROVIDERS (FOR PURPOSES OF
                          SECTION 162(M) OF THE CODE)

   The 1997 Stock Plan (the "1997 Plan") was adopted by the Board in September 1997 and approved by the stockholders in September 1997. Before the adoption of the amendment discussed below, the 1997 Plan provided that no Service Provider could be granted, in any fiscal year, options to purchase more than 2,000,000 shares of common stock. This limitation was in the 1997 Plan to ensure that compensation attributable to any stock options thereunder qualified as fully deductible "performance-based" compensation within the meaning of Section 162(m) of the Code and the regulations thereunder ("Section 162(m)"). In
         2001, the Board amended the 1997 Plan to increase the maximum number of shares underlying options that may be granted to a Service Provider in any
fiscal year from 2,000,000 shares to                         shares.

   Webvan believes that, because of the recent decline in the price of Webvan's common stock, additional option grants may be necessary to appropriately incentivize its key employees, including its Chief Executive Officer and other executive officers, and to align employee and stockholder interests. Webvan believes that the prior share limit (2,000,000 shares) does not provide sufficient flexibility to make appropriate stock option grants. For this reason, the Board approved the increased limit.

   Section 162(m) limits Webvan's deduction for compensation paid in any one
(1) taxable year for federal income tax purposes to $1,000,000 per person with respect to Webvan's Chief Executive Officer and its four (4) other highest paid executive officers who are employed on the last day of the taxable year unless the compensation qualifies as "performance-based" for Section 162(m) purposes. Therefore, qualifying the option grants as "performance based" compensation ensures that Webvan can obtain the maximum allowable income tax deduction for option related compensation. However, under Section 162(m), option grants in excess of the prior share limit (2,000,000) will not constitute "performance-based" compensation unless Webvan's stockholders approve the increased share limit at the Annual Meeting. For this reason, Webvan is soliciting stockholder approval of the increased share limit. The 1997 Plan provides that amendments thereto are effective upon Board approval. Thus, if the new share limit is not approved by the stockholders, Webvan will still have the ability to grant options up to the new share limit but will lose the federal income tax deduction for option grants in excess of the old limit.

   For a description of the principal features of the 1997 Plan, see "Appendix C--Description of the 1997 Stock Plan."

Vote Required; Recommendation of Board

   The approval of the amendment to the 1997 Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

   WEBVAN'S BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE 1997 PLAN TO INCREASE THE NUMBER OF SHARES THAT MAY BE GRANTED TO SERVICE PROVIDERS (FOR PURPOSES OF SECTION 162(m) OF THE CODE).

                                 PROPOSAL FOUR

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board has selected Deloitte & Touche to audit the financial statements of Webvan for the fiscal year ended December 31, 2001. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Deloitte & Touche has audited Webvan's financial statements since Webvan's inception. A representative of Deloitte & Touche is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Fees Billed to Webvan by Deloitte & Touche During Fiscal 2000

  Audit Fees

   Audit fees billed to Webvan by Deloitte & Touche during Webvan's 2000 fiscal year for review of Webvan's annual financial statements and those financial statements included in Webvan's quarterly reports on Form 10-Q totaled $767,000.

  Financial Information Systems Design and Implementation Fees

   Webvan did not engage Deloitte & Touche to provide advice to Webvan regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

  All Other Fees

   Fees billed to Webvan for all other non-audit services rendered to Webvan by Deloitte & Touche during Webvan's fiscal year ended December 31, 2000, including tax related services, totaled $1,686,000.

   Stockholder ratification of the selection of Deloitte & Touche as Webvan's independent public accountants is not required by Webvan's bylaws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Webvan and its stockholders.

Vote Required; Recommendation of Board

   The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Deloitte & Touche as Webvan's independent public accountants for the fiscal year ending December 31, 2001.

   WEBVAN'S BOARD RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS WEBVAN'S INDEPENDENT AUDITORS FOR THE 2001 FISCAL YEAR.

                                STOCK OWNERSHIP

Ownership of Principal Stockholders

   As of April 5, 2001, 480,029,826 shares of Webvan's common stock, $.0001 par value per share, were issued and outstanding and no shares of Webvan's preferred stock, $.0001 par value per share, were issued and outstanding. As of April 5, 2001, the following individuals and entities were known by Webvan to be the beneficial owners of more than 5% of Webvan's outstanding common stock:

                                                         Beneficial Ownership
                                                         ---------------------
                                                         Number of  Percent of
              Name of 5% Beneficial Owner                  Shares    Total(1)
              ---------------------------                ---------  ----------
Louis H. Borders(2)(3).................................. 49,225,343    10.3%
SOFTBANK America Inc.(4)................................ 46,372,251     9.7
  Ronald D. Fisher......................................
Sequoia Capital(5)...................................... 40,462,086     8.4
Hume R. Steyer, as Trustee of ISR GRAT II and the
 Borders 1997 Family Trust(3)(6)........................ 35,772,667     7.5
Benchmark Capital(7).................................... 36,521,976     7.6
  David M. Beirne.......................................
Amazon.com, Inc. (8).................................... 29,843,159     6.2

--------
(1) Applicable percentage ownership is based on 480,029,816 shares of common stock outstanding as of April 5, 2001.
(2) Consists of 36,426,795 shares held by Louis H. Borders, Trustee of the Louis H. Borders Amended and Restated Revocable Trust dated December 4, 1987, or the Trust; and 12,798,548 shares held by ISR Grantor Retained Annuity Trust II, or ISR GRAT II. ISR GRAT II holds shares for the current benefit of Mr. Borders and the contingent future benefit of a member of Mr. Borders' family and will expire in December 2002. Certain employees of Mercury Capital Management hold options to purchase 55,850 shares of common stock held by the Trust. 31,438,283 shares formerly held by ISR GRAT I, of whom Mr. Borders was a beneficiary, were conveyed to the Borders 1997 Family Trust when ISR GRAT I terminated in February 2000. Mr. Borders has no beneficial ownership interest in the Borders 1997 Family Trust. The address for Mr. Borders is 435 Tasso Street, Suite 300, Palo Alto, CA, 94301.
(3) The 12,798,548 shares held by ISR GRAT II is included in the number of shares beneficially owned by each of Mr. Borders, as a beneficiary of ISR GRAT II, and Hume R. Steyer, as trustee of ISR GRAT II.
(4) Consists of 36,521,976 shares held by SOFTBANK America Inc., 9,709,416 shares held by SOFTBANK Capital Partners LP and 140,859 shares held by SOFTBANK Capital Advisors Fund LLP. This information is based on information Webvan's transfer agent provided as of April 5, 2001. Ronald D. Fisher, one of Webvan's directors, is a member of SOFTBANK Capital Partners LLC, which is the sole general partner managing general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LLP. Mr. Fisher was the Vice Chairman of Softbank Holdings, Inc., the parent entity of SOFTBANK America Inc. Mr. Fisher disclaims beneficial ownership of the shares held by SOFTBANK America Inc., SOFTBANK Capital Partners LP and SOFTBANK Capital Advisory Fund LLP, except to the extent of his beneficial interest therein. The address for SOFTBANK America Inc. is 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.
(5) Consists of 33,417,612 shares held by Sequoia Capital VII, or Sequoia Capital; 3,940,110 shares held by Sequoia Capital Franchise Fund, or Sequoia Fund and Sequoia Capital Franchise Partners, or Sequoia Partners; 1,460,880 shares held by Sequoia Technology Partners VII; 584,352 shares held by Sequoia International Partners; 677,844 shares held by SQP 1997 and 381,288 shares held by Sequoia 1997 LLC. This information is based on information Webvan's transfer agent provided as of April 5, 2001. Michael
    J. Moritz, a former director of Webvan, is a general partner of Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, Sequoia International and Sequoia LLC. Mr. Moritz disclaims beneficial ownership of such shares held by Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, Sequoia International and Sequoia LLC, except to the extent of his pecuniary interest therein. The address for Sequoia Capital is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.
(6) Consists of 22,920,869 shares held by Hume R. Steyer, sole Trustee of the Borders 1997 Family Trust; 12,798,548 shares held by Hume R. Steyer, sole Trustee of ISR GRAT II; 38,250 shares held in a trust of which Mr. Steyer is the sole Protector, the Protector Trust; and 15,000 shares held in trusts for the benefit of members of Mr. Steyer's family. This information is based on information obtained from Mr. Steyer as of April 5, 2001. Mr. Steyer disclaims beneficial ownership of all shares held by the Borders 1997 Family Trust, ISR GRAT II and the Protector Trust. The address for Mr. Steyer is c/o Seward & Kissel LLP, One Battery Park Plaza, New York, New York, 10004.

(7) Consists of 32,043,432 shares held by Benchmark Capital Partners, LP, or Benchmark Capital, and 4,478,544 shares held by Benchmark Founders' Fund, LP, or Benchmark Founders. Mr. Beirne, one of Webvan's directors, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital and Benchmark Founders. Mr. Beirne disclaims beneficial ownership of such shares held by Benchmark Capital and Benchmark Founders, except to the extent of his pecuniary interest therein. The address for Benchmark Capital is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(8) Consists of 29,843,159 shares held by Amazon.com NV Investment Holdings, Inc., a subsidiary of Amazon.com, Inc. This information is based on information Webvan's transfer agent provided as of April 5, 2001. The address for Amazon.com NV Investment Holdings, Inc is 1600 East Newlands Drive, Fernley, Nevada 89408.

Ownership of Directors and Officers

   The following table sets forth the beneficial ownership of Webvan's common stock as of April 5, 2001 (i) by each director of Webvan, (ii) each Named Executive Officer and (iii) by all directors, Named Executive Officers and individuals who were executive officers of Webvan as of April 5, 2001, as a group:

                                                          Beneficial Ownership
                                                         ----------------------
                         Name                              Number    Percent(1)
                         ----                              ------    ----------
George T. Shaheen(2)...................................   15,000,000     3.0%
Robert H. Swan(3)......................................      643,153       *
F. Terry Bean(4).......................................      175,000       *
James T. Barksdale(5)..................................    5,644,045     1.2
David Beirne(6)........................................   36,521,976     7.6
Christos M. Cotsakos(7)................................    1,642,707       *
Mary Alice Taylor(8)...................................    6,474,851     1.3
A. Peter Relan(9)......................................    1,418,753       *
Mark X. Zaleski(10)....................................      334,850       *
Ronald D. Fisher(11)...................................   46,372,251     9.7
All directors and executive officers as a group(12) (10
 persons)..............................................  114,227,586    23.0

--------
*  1%or less
 (1) Applicable percentage ownership is based on 480,029,816 shares of common stock outstanding as of April 5, 2001. Shares of common stock that a person has the right to acquire within 60 days of April 5, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
 (2) Consists of 15,000,000 shares subject to an option exercisable within 60 days of April 5, 2001. If Mr. Shaheen had exercised this option on April 5, 2001, 7,000,000 of the shares acquired upon such exercise would have been subject to repurchase at the original exercise price by Webvan in the event of termination of Mr. Shaheen's services, which right would have lapsed over time in accordance with a vesting schedule. Mr. Shaheen resigned from his position at Webvan in April 2001.
 (3) Consists of 3,000 shares held directly by Mr. Swan and 640,152 shares subject to an option exercisable within 60 days of April 5, 2001.
 (4) Consists of 175,000 shares subject to an option exercisable within 60 days of April 5, 2001. Mr. Bean resigned as an officer of Webvan in April 2001.
 (5) Consists of 215,210 shares held directly by Mr. Barksdale; 214,398 shares held by Barksdale Investments, LLC; 642,875 shares held by The Barksdale Group, LLC; 214,398 shares held by Pickwick Group L.P.; 1,714,231 shares held by Barksdale Ventures, LLC and 2,642,933 shares held by Barksdale Group Ventures I, L.P. Mr. Barksdale is the manager of Barksdale Investments, LLC, a partner of The Barksdale Group, LLC, a General Partner of Pickwick Group, L.P., manager of Barksdale Ventures, LLC and partner of Barksdale Group Ventures I, L.P.
 (6) Consists of 32,043,432 shares held by Benchmark Capital Partners, LP, or Benchmark Capital, and 4,478,544 shares held by Benchmark Founders' Fund, LP, or Benchmark Founders. Mr. Beirne is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital and Benchmark Founders. Mr. Beirne disclaims beneficial ownership of such shares held by Benchmark Capital and Benchmark Founders, except to the extent of his pecuniary interest therein.

 (7) Consists of 1,095,138 shares held by Cotsakos Ventures LLC, a family limited liability company, and 547,569 shares issuable upon the exercise of options that are exercisable within 60 days of April 5, 2001. Does not include 4,304,100 shares held by E*TRADE E-Commerce Fund LLC. Mr. Cotsakos is the Chairman of the Board, President and Chief Executive Officer of E*TRADE Group, Inc. and disclaims beneficial ownership of such shares.
 (8) Consists of 5,377,280 held directly by Ms. Taylor; 107,605 shares held by GMME Partnership, LP; 430,420 shares held by The Mary Alice Taylor 1995 GRAT; 215,210 shares held by The Emery Dewitt Wooten 1995 GRAT and 344,336 shares held by The Taylor Family 1999 Trust. Ms. Taylor is general partner and a limited partner of GMME Partnership, LP. Ms. Taylor disclaims beneficial ownership of shares held by GMME Partnership, LP, except to the extent of her pecuniary interest therein, and the shares held by The Taylor Family 1999 Trust.
 (9) Consists of 312,445 shares held directly by Mr. Relan; 60,000 shares held by Relan Family 1999 Irrevocable Trust; 49,590 shares held in trusts for the benefit of members of Mr. Relan's family; 73,359 shares held by Arvind
     P. Relan 1999 GRAT; 73,359 shares held by Renuka P. Relan 1999 GRAT; and 850,000 shares subject to an option exercisable within 60 days of April 5, 2001. Mr. Relan resigned as an officer of Webvan on January 26, 2001.
(10) Figure reported was derived from Mr. Zaleski's most recent filing under
     Section 16(a) of the Securities Exchange Act of 1934 in August of 2000. Mr. Zaleski resigned as an officer of Webvan in September 2000.
(11) Consists of 36,521,976 shares held by SOFTBANK America Inc., 9,709,416 shares held by SOFTBANK Capital Partners LP and 140,859 shares held by SOFTBANK Capital Advisors Fund LLP. This information is based on information Webvan's transfer agent provided as of April 5, 2001. Mr. Fisher is a member of SOFTBANK Capital Partners LLC, which is the sole general partner managing general partner of SOFTBANK Capital Partners LP and SOFTBANK Capital Advisors Fund LLP. Mr. Fisher was the Vice Chairman of Softbank Holdings, Inc., the parent entity of SOFTBANK America Inc. Mr. Fisher disclaims beneficial ownership of the shares held by SOFTBANK America Inc., SOFTBANK Capital Partners LP and SOFTBANK Capital Advisory Fund LLP, except to the extent of his beneficial interest therein.
(12) Includes an aggregate of 17,212,721 shares subject to options exercisable within 60 days of April 5, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth all compensation received for services rendered to Webvan and Webvan's subsidiaries in all capacities during the last three (3) fiscal years by (i) George T. Shaheen, who was Webvan's Chief Executive Officer during all of fiscal year 2000, (ii) Webvan's three (3) most highly compensated executive officers who were serving in that capacity at the end of fiscal year 2000 and (iii) one (1) other individual, Mark X. Zaleski, for whom Webvan would have provided disclosure under (ii) above but for the fact Mr. Zaleski resigned his position as an executive officer of Webvan before December 31, 2000. These five (5) individuals are referred to as Webvan's "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                           Long Term
                            Annual Compensation(1)        Compensation
                          ---------------------------     ------------
   Name and Principal     Fiscal                           Awards of      All Other
        Position           Year   Salary     Bonus          Options    Compensation(2)
   ------------------     ------ -------- -----------     ------------ ---------------
George T. Shaheen(3)....   2000  $506,281 $       --              --       $2,000
 Former President, Chief   1999   134,000  13,487,500(4)   15,000,000       1,375
 Executive Officer, and
 Director
Robert H. Swan(5).......   2000   302,625         --        2,300,000         --
 Chief Executive Officer   1999    69,000     450,000       1,000,000         --
 and Director,
 Former Chief Financial
 Officer
A. Peter Relan(6).......   2000   272,336         --              --        2,000
 Former Senior Vice        1999   154,217         --              --        2,000
 President,                1998   141,538       7,692(8)    7,956,000       2,000
 Technology
Mark X. Zaleski(7)......   2000   260,870         --              --        2,000
 Former Senior Vice        1999   348,875         --              --        2,000
 President,                1998    13,000         --        3,789,360       2,000
 Area Operations
F. Terry Bean(9)........   2000   239,458      50,000(10)     825,000       2,000
 Former Senior Vice
 President, Human
 Resources

--------

(1) Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Represents 401(k) plan matching by Webvan.
(3) Mr. Shaheen joined Webvan in September 1999 and resigned from Webvan in April 2001.
(4) Consists of a signing bonus in an amount equal to the purchase price of 1,250,000 shares of common stock purchased by Mr. Shaheen pursuant to his September 1999 employment agreement.
(5) Mr. Swan joined Webvan in October 1999.
(6) Mr. Relan joined Webvan in February 1998 and resigned from Webvan in January 2001.
(7) Mr. Zaleski joined Webvan in February 1998 and resigned from Webvan in September 2000.
(8) This figure represents the value of Mr. Relan's sign-on bonus.
(9) Mr. Bean joined Webvan in March 2000 and resigned from Webvan in April
    2001.
(10) This figure represents the value of Mr. Bean's sign-on bonus.

                       OPTION GRANTS IN FISCAL YEAR 2000

   The following table sets forth information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2000.

                                         Individual Grants(1)                 Potential Realizable
                         ---------------------------------------------------- Value at Annual Rates
                                     % of Total   Exercise  Fair                 of Stock Price
                                      Options     or Base   Value               Appreciation for
                                     Granted to    Price   on Date               Option Term(3)
                          Options   Employees in    Per      of    Expiration ---------------------
          Name            Granted  Fiscal Year(2)  Share    Grant     Date        5%        10%
          ----            -------  -------------- -------- ------- ---------- ---------- ----------
George T. Shaheen.......       --       --        $   --   $   --        --   $      --  $      --
Robert H. Swan..........   300,000      8.9%        8.375    8.375   3/21/10   1,580,097  4,004,277
                           400,000                 0.9688   0.9688  10/27/10     243,709    617,607
                         1,600,000                 0.2812   0.2812  12/20/10     282,952    717,056
F. Terry Bean(4)........   500,000      3.2%        8.375    8.375   3/21/10   2,633,496  6,673,796
                            50,000                  8.375    8.375   3/21/10     263,349    667,000
                           275,000                 0.9688   0.9688   3/21/10     167,550    424,604
A. Peter Relan..........       --       --            --       --        --          --         --
Mark X. Zaleski.........       --       --            --       --        --          --         --

--------
(1) Each of these options was granted pursuant to Webvan's 1997 Stock Plan or 1999 Nonstatutory Stock Option Plan and is subject to the terms of the plan pursuant to which it was granted. Under each plan shares vest cumulatively at the rate of 1/4th of the shares subject to the option on the first anniversary, and 1/16th of the shares subject to the option at the end of each quarter thereafter. The option for 50,000 shares granted to Mr. Bean vests six (6) months after the date of grant.
(2) In 2000, Webvan granted employees and consultants options to purchase an aggregate of 25,971,234 shares of Webvan common stock. This figure excludes options to purchase an aggregate of 10,868,105 shares that were assumed by Webvan pursuant to the HomeGrocer.com, Inc. merger effected in September 2000.
(3) The gains shown are hypothetical "option spreads" that would exist for the respective options granted. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% calculated from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the Securities and Exchange Commission and do not represent Webvan's estimate or projection of future increases in the price of its common stock.
(4) Mr. Bean resigned as an officer of Webvan on April 13, 2001. Pursuant to his option agreement, Mr. Bean's options will expire on July 13, 2001, 90 days after the date of his resignation from Webvan.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information concerning options exercised by the Named Executive Officers in fiscal 2000, and exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2000.

                                                    Fiscal Year-End Option Values
                                               ---------------------------------------------
                                                                              Value of
                                                    Number of            Unexercised In-the-
                          Shares               Unexercised Options        Money Options at
                         Acquired              at Fiscal Year End        Fiscal Year End(3)
                            on        Value    ----------------------    -------------------
          Name           Exercise  Realized(1)  Vested      Unvested      Vested   Unvested
          ----           --------- ----------- ---------    ---------    -------- ----------
George T. Shaheen.......       --  $      --   6,750,000(2) 8,250,000(2) $    --  $      --
Robert H. Swan..........       --         --     433,334    2,866,666         --         --
F. Terry Bean...........       --         --      50,000      775,000         --         --
A. Peter Relan..........   424,840    446,082  1,198,160    2,505,000     546,720  1,143,031
Mark X. Zaleski......... 1,657,845  4,634,225        --           --          --         --

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.
(2) The options are immediately exercisable for all of the option shares, but any shares purchased under those options will be subject to repurchase by Webvan at the original exercise price paid per share, if Mr. Shaheen ceases service with Webvan before vesting in those shares. The heading "Vested" refers to shares that were no longer subject to repurchase as of December 31, 2000, and the heading "Unvested" refers to shares subject to repurchase as of December 31, 2000. Mr. Shaheen resigned from his positions at Webvan on April 13, 2001.
(3) Based upon the closing price of Webvan's common stock on December 29, 2000 of $0.4688 less the exercise price per share.

Compensation Arrangements

   George T. Shaheen, Webvan's former Chief Executive Officer, President and Board member, is a party to an agreement with Webvan effective as of September 19, 1999. Under the agreement, Webvan agreed to pay Mr. Shaheen a base salary of $500,000, subject to annual adjustment, and a target bonus of $250,000. In connection with this agreement, Mr. Shaheen was provided a bonus that he used to purchase 1,250,000 shares of fully vested Webvan common stock. In order to satisfy the tax obligations related to this bonus, Webvan also agreed to loan Mr. Shaheen $6.7 million at an annual interest rate of 6.2%, with the loan to be repaid solely from a portion of the gain realized by Mr. Shaheen upon the sale of shares of Webvan common stock issued to him in connection with his signing bonus or upon exercise of his Webvan stock options. $4.8 million of this amount was loaned in 1999 and another $1.9 million of this amount was loaned in April 2000. As of December 31, 2000, the outstanding balance on Mr. Shaheen's loans was approximately $7,000,000. In April 2001, Mr. Shaheen transferred these 1,250,000 shares to Webvan in full satisfaction of his obligations to Webvan under these loans. Mr. Shaheen resigned from his positions at Webvan on April 13, 2001.

   Pursuant to Mr. Shaheen's employment agreement, Webvan also granted Mr. Shaheen an option to purchase an additional 15,000,000 shares of Webvan common stock at an exercise price of $8.00 per share. The option was immediately vested as to 3,000,000 shares on the date his employment commenced and the remaining shares vest monthly over a four (4) year period, subject to Mr. Shaheen's continued service. Webvan also agreed to provide Mr. Shaheen a supplemental retirement benefit equal to 50% of his base compensation plus target bonus upon his retirement for any reason after June 30, 2000. In the event that Mr. Shaheen is terminated without cause or resigns for good reason, he is entitled to severance equal to two (2) years of base salary plus target bonus and two (2) years additional vesting on his stock options. In addition, if Mr. Shaheen is terminated without cause or resigns for good reason within twelve (12) months following a change in control of Webvan, he shall be entitled to severance equal to three (3) years of base salary plus target bonus, full vesting as to all of his unvested stock options and payment of any excise taxes payable by Mr. Shaheen in connection with the receipt of such compensation. In the event of Mr. Shaheen's death or permanent disability during his employment, he shall be entitled to accelerated vesting as to 50% of his unvested stock options and he or his estate shall have twelve (12) months to exercise any vested options.

   Robert H. Swan, Webvan's current Chief Executive Officer and Board member, is a party to an offer letter dated October 2, 1999. Under the offer letter Webvan agreed to pay Mr. Swan a salary of $300,000 and a sign-on bonus of $450,000. The offer letter provides that in the event Mr. Swan's employment is terminated for other than cause, Webvan is obligated to pay him a six (6) month salary and benefits severance as well as continued salary and benefits for up to six (6) additional months until he obtains subsequent employment. The offer letter further provides that if Mr. Swan is terminated for other than cause, the unvested portion of his options will become exercisable to the extent of an additional six (6) months of vesting.

   Mark X. Zaleski, Webvan's former Senior Vice President, Area Operations, is a party to an offer letter, dated December 14, 1998. Mr. Zaleski resigned from his position at Webvan on September 29, 2000. Under the offer letter Webvan agreed to pay Mr. Zaleski a base salary of $300,000. In March 1999, Webvan loaned Mr. Zaleski $200,000 to be used towards the purchase of a house in the San Francisco Bay Area. This loan was made as an interest-free employee relocation bridge loan, as contemplated by his offer letter, and on March 1, 2000 was converted into a three (3) year loan at 6.69% interest compounded semi-annually. The largest amount of indebtedness outstanding under the loan at any time during 2000 was $200,000. All principal and accrued interest under the loan was repaid as of November 1, 2000.

   Frank Terry Bean, Webvan's former Senior Vice President, Human Resources, is a party to an offer letter, dated February 28, 2000. Mr. Bean resigned from his position at Webvan on April 13, 2001. Under the offer letter Webvan agreed to pay Mr. Bean a base salary of $300,000 and a sign-on bonus of $50,000. Webvan also loaned Mr. Bean $500,000 to be used towards the purchase of a house in the San Francisco Bay Area. The loan has a three (3) year term at 6.37% interest compounded semi-annually, with the first year's interest to be forgiven. As of December 31, 2000, the outstanding balance on Mr. Bean's loan was approximately $500,000. As of April 30, 2001, the outstanding balance was $500,000.

   A. Peter Relan, a former Webvan Vice President, resigned his position with Webvan on January 26, 2001. As a result of his resignation, the vesting schedule of options to purchase an aggregate of 1,650,000 shares of common stock held by Mr. Relan was accelerated. Mr. Relan has ninety (90) days following the date of his resignation to exercise the first 800,000 of these accelerated options, after which time the rights to such 800,000 options will expire in their entirety. With respect to the remaining 850,000 options, Mr. Relan will have one hundred ninety (190) days following to date of his resignation to exercise such 850,000 of these accelerated options, after which time the rights to such 850,000 of the accelerated options will expire in their entirety.

   In September 1999, HomeGrocer.com, Inc. made loans to Mary Alice Taylor, a current member of Webvan's Board, in connection with her exercises of stock options and the purchase of 6,000,000 shares of HomeGrocer.com, Inc. common stock. Ms. Taylor borrowed a total of $2,241,000 pursuant to a full recourse promissory note, with an annual interest rate of 5.98%. Pursuant to a merger effective in September 2000, HomeGrocer.com, Inc. became a wholly owned subsidiary of Webvan. All principal and accrued interest under the loan remains outstanding and are due and payable on September 9, 2004. As of December 31, 2000, the outstanding balance on Ms. Taylor's loan was approximately $2,419,000. As of April 30, 2001, the outstanding balance was approximately $2,455,000.

   Report Regarding the Compensation of Executive Officers by the Compensation Committee/1/

   Compensation Philosophy. Webvan's executive pay programs are designed to attract and retain executives who will contribute to Webvan's long-term success, to reward executives for achieving both short and long-term strategic Company goals, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and Company performance. A meaningful portion of each executive's total compensation is intended to be variable and to relate to and be contingent upon Company performance. Webvan's compensation philosophy is that cash compensation must be competitive with other e-commerce companies of comparable size in order to help motivate and retain existing staff and provide a strong incentive to achieve specific Company goals. Webvan believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to remain with Webvan to a degree that is critical to Webvan's long-term success, while rewarding individuals for Webvan's performance, to the extent it is reflected in the stock price of Webvan.

   Components of Executive Compensation. The two key components of Webvan's senior management compensation program in fiscal 2000 were base salary and long-term incentives, represented by Webvan's stock option program. Stock options are generally granted when a senior manager joins Webvan and additional options may be granted from time-to-time thereafter. The options granted to each senior manager generally vest over a four (4) year period, although exceptions may be made when deemed necessary or appropriate. Webvan intends to grant additional options to executive officers and other senior managers from time-to-time based on performance and potential. In addition to the stock option program, senior managers are eligible to participate in Webvan's 1999 Employee Stock Purchase Plan.

   Webvan did not award any performance bonuses to executive officers in 2000. The only bonus paid to an executive officer during fiscal 2000 was a $50,000 signing bonus paid to Mr. Bean pursuant to his offer letter.

   Other elements of executive compensation include participation in Company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan. Webvan matches annual contributions under the 401(k) plan up to an amount equal to $2,000.

   Chief Executive Officer Compensation. George T. Shaheen, who served as Webvan's Chief Executive Officer until April 2001, received an annual base salary of $500,000. In addition, he was eligible for an annual target bonus equal to fifty percent (50%) of his base salary upon attainment of performance goals determined by the Board pursuant to the advice of the Compensation Committee of the Board after consultation with Mr. Shaheen. For 2000 neither Mr. Shaheen nor any other executive officer of Webvan received a performance bonus. In fiscal 2000 Webvan did not pay Mr. Shaheen any other compensation or benefits not provided to all executive officers.

--------
/1 /The material in this report is not "soliciting material," is not deemed
   "filed" with the SEC, and is not to be incorporated by reference into any Webvan filing under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

   Ongoing Review. The Compensation Committee will be evaluating Webvan's compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock, make loans or provide other short-term or long-term compensation to senior managers, including executive officers.

   The Board and the Compensation Committee have considered the potential impact of Section 162(m). Section 162(m) precludes a tax deduction for any publicly held corporation for individual compensation paid to the extent such compensation exceeds $1,000,000 in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The cash compensation of each of the Named Executive Officers is below the $1,000,000 threshold, and the Compensation Committee believes that any options granted under Webvan's stock plans will meet the requirements of being performance-based with the possible exception of options to purchase 300,000 shares granted to Robert H. Swan in December 2000. Therefore, the Compensation Committee believes that Section 162(m) will not materially reduce the tax deduction available to Webvan. Webvan's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Webvan's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances. In particular, if the proposal to raise the yearly grant limit under the 1997 Plan is not approved by the stockholders at the Annual Meeting, the Compensation Committee expects to grant options to one or more of Webvan's executive officers that, together with other options granted to such officers during the year, would be in excess of the Section 162(m) limitation.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          David M. Beirne

                              CERTAIN TRANSACTIONS

   In connection with Webvan's America's Second Harvest Food Donation Program, pursuant to which entities and individuals select a dollar amount of groceries they want to purchase and donate, Webvan entered into an agreement with E*TRADE Group, Inc., under which E*TRADE Group, Inc. committed to donate $1.00 for each new brokerage account it acquires, up to a maximum of $1,000,000 per year for three (3) years. Under this agreement, E*TRADE Group, Inc. purchased and donated approximately $700,000 of goods during fiscal year 2000. Christos M. Cotsakos, a director of Webvan, is the President and Chief Executive Officer of E*TRADE Group, Inc.

               COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

   The following graph compares the total cumulative stockholder return on Webvan's common stock with the cumulative total return of the Nasdaq National Market Index and the Goldman Sachs Internet Index for the period from November 5, 1999 (based on the closing price of Webvan's stock on the date on which Webvan's common stock began trading on the Nasdaq) through December 31, 2000. Total cumulative stockholder return assumes $100 invested at the beginning of the period in the common stock of Webvan, the stocks represented in the Nasdaq National Market Index and the stocks represented in the Goldman Sachs Internet Index, respectively, and assumes reinvestment of dividends; Webvan has paid no dividends on its common stock. The Goldman Sachs Internet Index is a modified capitalization weighted index of 15 stocks representing the Internet industry, including Internet content and access providers, Internet software and service companies and e-commerce companies. Historical stock price performance should not be relied upon as indicative of future stock price performance:

             WEBVAN  NASDAQ    GIN
             ------- ------- -------
   11/05/99  $100.00 $100.00 $100.00
   12/31/99    66.40  131.17  142.96
   03/31/00    30.94  147.40  130.38
   06/30/00    31.47  187.84   88.51
   09/29/00     9.31  118.39   84.57
   12/29/00     1.89   79.64   36.45

Section 16(a) Beneficial Ownership Reporting Compliance

   Based solely on Webvan's review of copies of filings made under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by Webvan, or written representations from certain reporting persons, Webvan believes that all Section 16(a) filings for fiscal year 2000 were made in a timely fashion, except that Mr. Robert H. Swan filed a late Form 5 and Mr. Gary Dahl is late on a Form 4 filing. There were no previous late filings for these individuals.

                           ANNUAL REPORT ON FORM 10-K

   A COPY OF WEBVAN'S COMBINED ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL STOCKHOLDERS OR STOCKHOLDERS OF RECORD UPON REQUEST TO INVESTOR RELATIONS, WEBVAN GROUP, INC., 310 LAKESIDE DRIVE, FOSTER CITY, CA 94404.

                                 OTHER MATTERS

   Webvan knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as Webvan's Board may recommend.

                                          THE BOARD OF DIRECTORS

Foster City, California
May   , 2001

                                   APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF WEBVAN GROUP, INC.

Purpose:

   The Audit Committee is the key overseer of Webvan's financial reporting, internal controls and business ethics. It serves as the primary interface with Webvan's auditors. The key to successful performance of its functions is strict independence from Webvan management combined with a thorough understanding of Webvan's business and material financial reporting issues.

   The purpose of the Audit Committee of the Board of Directors of Webvan Group, Inc. ("Webvan") shall be:

  --to provide oversight and monitoring of Webvan management and the independent auditors and their activities with respect to Webvan's financial reporting process;

  --to provide Webvan's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  --to nominate to the Board of Directors independent auditors to audit
    Webvan's financial statements and oversee the activities and independence of the auditors; and

  --to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

   The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

Membership and Qualifications:

   The Audit Committee members will be appointed by, and will serve at the discretion of the Board of Directors and will consist of at least three (3) members of the Board of Directors. The members will meet the following criteria:

     1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements. However, in certain limited circumstances one (1) director who is not independent may be appointed to the Audit Committee, if the Board of Directors determines that membership on the Audit Committee by that individual is in the best interests of Webvan and its stockholders, and the Board of Directors discloses the nature of the relationship and the reasons for that determination in the next annual proxy statement subsequent to such determination. All Audit Committee members shall be unaffiliated directors of Webvan. Each must be free from any relationship that would interfere with the exercise of his or her independent judgment. Corporate employees, advisors or consultants are excluded from membership; and

     2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements. Each member shall have sufficient understanding of financial reporting and internal control principles to deal with material financial reporting and control issues as they arise; and

     3. At least one (1) member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Responsibilities:

   The responsibilities of the Audit Committee shall include:

      1. Providing oversight and monitoring of Webvan management and the independent auditors and their activities with respect to Webvan's financial reporting process;

      2. Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

      3. Reviewing fee arrangements with the independent auditors;

      4. Reviewing the independent auditors' proposed audit scope, approach and independence;

      5. Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

      6. Requesting from the independent auditors a formal written statement delineating all relationships between the auditors and Webvan, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

      7. Directing Webvan's independent auditors to review before filing with the SEC Webvan's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

      8. Discussing with Webvan's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

      9. Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in Webvan's Annual Report on Form 10-K;

     10. Providing a report in Webvan's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

     11. Reviewing the Audit Committee's own structure, processes and membership requirements;

     12. Attending periodic meetings with the independent auditors, in which the following subject areas among others should be explored:

       (a) What are Webvan's primary internal control risks and areas of financial reporting weaknesses, and how can they be improved;

       (b) Whether the auditors have noticed any end of the year or unusually large transactions that require further investigation;

       (c) The aggressive or conservative nature of Webvan's financial reporting policies;

       (d) Whether the auditors have had any disagreement with management regarding financial reporting;

       (e) Whether the auditors have had the full cooperation of management in connection with the audit; and

       (f) Performing such other duties as may be requested by the Board of Directors.

   Responsibilities Regarding Webvan Management.

     1. Ascertaining from management Webvan's primary business and financial exposure risks;

     2. Reviewing management's responses to the recommendations of the auditors;

     3. Periodic meetings with management in which the following matters among others should be discussed;

       (a) Webvan budgets and forecasts, and the extent to which current operations are meeting such budgets and forecasts;

       (b) Webvan compliance with internal codes of ethics and other internal procedures; and

       (c) Regulatory compliance.

Meetings:

   The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

   The Audit Committee will meet separately with the independent auditors as well as members of Webvan's management as it deems appropriate in order to review the financial controls of Webvan.

   Executive Session. After meeting with Webvan management, at each meeting there shall be an executive session held without management present.

   Written agendas and Minutes. Each Audit Committee meeting shall have a written agenda, and written minutes of the meeting shall be taken.

Minutes:

   The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Direct Access to Advisors and Internal Information:

   At all times, the Audit Committee shall have direct access to Webvan's financial and legal advisors, including Webvan's outside counsel and independent auditors. In fulfilling its functions, the Audit Committee shall have the right to hire counsel, public accountants, and other advisors, although such retention would normally occur only when special circumstances arise. The Audit Committee shall likewise have direct and unrestricted access to all relevant internal Webvan information.

Reports:

   Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board of Directors from time to time as may be appropriate, consistent with the Committee's charter.

                                   APPENDIX B

                            CERTIFICATE OF AMENDMENT

                                   APPENDIX C

Description of the 1997 Plan

   General. The purpose of the 1997 Plan is to help Webvan attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Webvan's employees, directors and consultants and the employees, directors and consultants of subsidiary companies ("Service Providers") and to promote the success of Webvan's business. Options granted under the 1997 Plan may be either "incentive stock options" or nonstatutory stock options. Stock purchase rights may also be granted under the 1997 Plan.

   Administration. The 1997 Plan may generally be administered by Webvan's Board or a committee appointed by the Board, referred to as the administrator. The 1997 Stock Plan shall be administered by a committee comprised solely of two or more outside directors to the extent necessary to qualify option grants as "performance based" compensation for purposes of Section 162(m). The administrator may make any determinations deemed necessary or advisable for the 1997 Plan.

   Eligibility. Nonstatutory stock options and stock purchase rights may be granted to Webvan's Service Providers. Incentive stock options may be granted only to Webvan's employees and to employees of Webvan's subsidiary companies. The administrator, in its discretion, selects which of Webvan's Service Providers to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the exercise price and number of shares subject to each such grant.

   Limitations. Section 162(m) places limits on the deductibility for federal income tax purposes of compensation paid to certain of Webvan's executive officers. In order to preserve Webvan's ability to deduct the compensation income associated with options granted to such persons, the 1997 Plan previously provided that no Service Provider may be granted, in any fiscal year, options to purchase more than 2,000,000 (pre-split) shares of Webvan's common stock. As a result of an amendment to the 1997 Plan approval by the
Board in       2001, Service Providers may be granted options or stock purchase
rights to purchase up to          (pre-split) shares of Webvan's common stock.
Notwithstanding this limit, however, in connection with such individual's initial employment with us, he or she may be granted options to purchase up to
an additional           shares of Webvan's common stock.

   Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

     (a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option and a nonstatutory stock option intended to qualify as "performance based compensation" under Section 162(m) may not be less than 100% of the fair market value of Webvan's common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of Webvan's common stock is generally determined with reference to the closing sale price for Webvan's common stock (or the closing bid if no sales were reported) on the date the option is granted.

     (b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may in its discretion accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1997 Plan permits payment to be made by cash, check, promissory note, other shares of Webvan's common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

     (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

     (d) Termination of Service. If an optionee's service relationship with us terminates for any reason (excluding death or disability) then, unless the option agreement provides otherwise, the optionee may exercise the option within three (3) months of such termination to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship with us terminates due to the optionee's death or disability, the optionee or the optionee's personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, may exercise the option, to the extent the option was vested on the date of termination, within twelve (12) months from the date of such termination, unless the agreement provides otherwise.

     (e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 1997 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1997 Plan as may be determined by the administrator.

   Stock Purchase Rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant Webvan a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with Webvan for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Webvan. The repurchase option shall lapse at a rate determined by the administrator. Stock purchase rights are nontransferable, unless determined otherwise by the administrator.

   Adjustments Upon Changes in Capitalization. In the event that Webvan's common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in Webvan's capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1997 Plan, the number of shares that may be added to the 1997 Plan on an annual basis, the number of shares that may be granted to an optionee in any year and in connection with an optionee's initial employment with Webvan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1997 Plan, and the exercise price of any such outstanding option or stock purchase right.

   In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of the option or stock purchase right, including shares as to which the option or stock purchase right would not otherwise be exercisable.

   In connection with Webvan's merger with or into another corporation, or the sale of substantially all the assets of Webvan, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation.

   Amendment and Termination of the Plan. Webvan's Board may amend, alter, suspend or terminate the 1997 Plan, or any part thereof, at any time and for any reason. However, Webvan will obtain stockholder approval for any amendment to the 1997 Plan to the extent necessary and desirable to comply with applicable law. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 1997 Plan without the written consent of the optionee. Unless terminated earlier, the 1997 Plan shall terminate ten (10) years from the date the 1997 Plan was adopted by Webvan's Board.

Federal Income Tax Consequences

   Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two (2) years after grant of the option and one (1) year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Webvan. Unless limited by Section 162(m), Webvan is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

   Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by Webvan's employee is subject to tax withholding by Webvan. Unless limited by Section 162(m), Webvan is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of twenty (20%). Capital losses are allowed in full against capital gains and up to $3,000 against other income.

   Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because Webvan may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the date or dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when Webvan's right of repurchase lapses or when the stock becomes transferable). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on such date or dates.

   The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by a timely filing (i.e., within thirty (30) days of purchase) of an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is Webvan's employee would be subject to tax withholding by Webvan. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of Webvan.

   The foregoing is only a summary of the effect of federal income taxation upon Webvan and optionees with respect to the grant and exercise of options under the 1997 Plan. It does not purport to be complete, and does not discuss the tax consequences of the Service Provider's death or the provisions of the income tax laws of any municipality, state or foreign country in which the Service Providers may reside.

   1997 Plan Benefits. Webvan is unable to predict the total amount of benefits that will be received by or allocated to any particular participant under the 1997 Plan. The following table sets forth the dollar amount and the number of shares granted under the 1997 Plan during the last fiscal year to (i) each of the Webvan's Named Executive Officers, (ii) all executive officers as a group,
(iii) all non-employee directors as a group and (iv) all employees other than executive officers as a group.

                         OPTION PLAN BENEFITS TABLE (1)

                                                                  Dollar Value
        Name and Position                          Shares Granted of Grants(2)
        -----------------                          -------------- ------------
George T. Shaheen.................................          --     $
 Former President, Chief                                                  --
 Executive Officer, and Director                                          --


Robert H. Swan....................................    2,300,000     3,349,940
 Chief Executive Officer and Director, Former
 Chief
 Financial Officer


A. Peter Relan....................................          --            --
 Former Senior Vice President, Technology


Mark X. Zaleski...................................          --            --
 Former Senior Vice President, Area Operations


F. Terry Bean.....................................      825,000     4,872,670
 Former Senior Vice President, Human Resources


All Executive Officers as a Group (5 persons).....    3,125,000     6,222,600
All Non-Employee Directors as a Group (up to 5                0           --
 persons).........................................
All Employees other than Executive Officers as a     22,859,734    71,248,282
 Group............................................

--------
(1) The 1997 Plan provides that the Board may amend the 1997 Plan, but that Webvan will obtain stockholder approval of any 1997 Plan amendment to the extent necessary and desirable to comply with applicable law.
(1) The dollar value of option grants under the 1997 Plan was computed by multiplying the number of shares granted times the exercise price.

                              WEBVAN GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert H. Swan and David Hyman, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Webvan Group, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of stockholders to be held at Webvan's headquarters at 310 Lakeside Drive, Foster City, California 94404, on _______, June __ 2001, at 10:00 a.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified below, or, if no specification is made, FOR the election of directors nominated by management, FOR the proposal to amend the Restated Certificate of Incorporation to effect a one-for-twenty-five reverse stock split, FOR the proposal to approve an amendment to the 1997 Plan to increase the number of shares that may be granted to Service Providers (for purposes of Section 162(m) of the Code), FOR the appointment of Deloitte & Touche LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the meeting.

               THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

   1.  Election of Directors                                 FOR                    WITHHELD AUTHORITY
       (Instruction:  To withhold authority to   All nominees listed (except   (Counts as a vote against the nominees listed)
       vote for any individual nominees,                 as withheld)
       strike that nominee's name below).

       Nominees:  David M. Beirne                           [_]                            [_]

       Ronald D. Fisher                                     [_]                            [_]

                                                     FOR                     AGAINST              ABSTAIN

2.     Proposal to approve an amendment to           [_]                       [_]                  [_]
       the Restated Certificate of
       Incorporation to effect a
       one-for-twenty-five reverse stock
       split of Webvan's outstanding
       shares of common stock.

3.     Proposal to approve an amendment to           [_]                       [_]                  [_]
       the 1997 Stock Plan to increase
       the number of shares that may be
       granted to service providers (for
       purposes of 162(m) of the Code).

4.     Proposal to ratify the appointment            [_]                       [_]                  [_]
       of Deloitte & Touche LLP as
       Independent auditors for the 2001
       fiscal year

       I plan to attend the meeting                 Yes [_]                      No [_]

Signature(s)_______________________            Date:___________________

(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this proxy.)